CAUTIONARY  STATEMENT  REGARDING  FORWARD  LOOKING STATEMENTS AND RISK FACTORS

The Company wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is filing this cautionary statement in connection with such safe harbor legislation. The Company's Form 10-K, Form 10-K/A, this Form 10-Q, any other Form 10-Q, any Form 8-K, Form 8-K/A, other SEC filings, or any other written or oral statements made by or on behalf of the Company may include forward looking statements which reflect the Company's current views with respect to future events and financial performance. The words "believe," "expect," "anticipate," "intend," "forecast," "project," and similar expressions identify forward looking statements.

The Company wishes to caution investors that any forward looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, the Risk Factors listed below (many of which have been discussed in prior SEC filings by the Company). Though the Company has attempted to list comprehensively these important factors, the Company wishes to caution investors that other factors may in the future prove to be important in affecting the Company's results of operations. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from forward looking statements.

Investors are further cautioned not to place undue reliance on such forward looking statements as they speak only of the Company's views as of the date the statement was made. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

RISK  FACTORS

Investing in the securities of the Company involves certain risks. In addition to the other information included elsewhere in this Form 10-Q, investors should give careful consideration to the following risk factors which may impact the Company's performance and the price of its stock.

NO  ASSURANCE  OF  PROFITABILITY

The Company began operations in 1992 and incurred significant operating losses in 1994 and 1995. The Company experienced net earnings of $5.9 million in 1996 and net earnings for the nine month period ended September 30, 1997 of $5.7 million. However, the Company realized a net loss for the three month period ended September 30, 1997 due in large part to a charge of $10.0 million (approximately $6.0 million, net of income taxes) against the Residuals in Finance Receivables Sold. There can be no assurance that the Company will regain profitability in the next fiscal quarter or in future periods. See Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LIQUIDITY

The Company's cash and cash equivalents have decreased from $18.5 million at December 31, 1996 to $4.4 million at September 30, 1997. This decrease is due in large part to the Company's FMAC Secured Debt purchase and debtor in possession loans, as well as the growth of the Cygnet Program loan portfolio. The Company is currently in negotiations with a finance company to provide financing for the Cygnet program and is in the process of evaluating its alternatives for the financing of the FMAC Secured Debt and debtor in possession loans.

DEPENDENCE  ON  SECURITIZATIONS

In recent periods, a significant portion of the Company's net earnings have been attributable to gains on sales of contract receivables under its Securitization Program. To date, substantially all of the Company's securitization transactions have been completed under a Securitization Program with SunAmerica. Under this program, SunAmerica was granted the right to purchase $175.0 million of Certificates. As of June 30, 1997, the Company had substantially utilized its maximum commitment from SunAmerica under the Securitization Program. Beginning with the third fiscal quarter of 1997, the Company expanded the Securitization Program to include CRC II (defined below) and sales of CRC II securities through private placement of securities to investors other than Sun America. The Company is actively seeking to identify alternative securitization participants. Failure to identify new securitization participants and to periodically engage in securitization transactions will adversely affect the Company's cash flows and net earnings. The Company's ability to successfully complete securitizations in the future may also be affected by several factors, including the condition of securities markets generally, conditions in the asset-backed securities markets specifically, and the credit quality of the Company's portfolio. In addition, with respect to securitization transactions that have closed in the past, the amount of any gain on sale is based upon certain estimates and assumptions, which may not subsequently be realized. To the extent that actual cash flows on a securitization are materially below estimates, the Company would be required to revalue the subordinate certificate portion of the securitization which it retains, and record a charge to earnings based upon the reduction. In addition, the Company records ongoing income based upon the cash flows on its subordinate certificate portion. The income recorded on the subordinate certificate portion will vary from quarter to quarter based upon cash flows received in a given period. To the extent that cash flows are deficient, charge-offs of finance receivables exceed original estimates, or assumptions that were applied at the time of the securitization to the underlying portfolio are not realized, the Company is required to revalue the residual portion of the securitization which it retains, and record a charge to operations. During the three month period ended September 30, 1997, the Company recorded a charge of $10.0 million ($6.0 million, net of income taxes) against the carrying value of the retained portion of its securitization. The charge resulted from an upward revision in the Company's net loss assumptions related to the underlying contract portfolios supporting the Company's retained securitization assets. Although the Company believes the charge is adequate to adjust the assumptions to a level which will more closely approximate future net losses in the underlying contract portfolio, there can be no assurance in that regard. To the extent that cash flows are deficient, charge-offs of finance receivables exceed the revised estimates, or the revised assumptions that were applied to the underlying portfolio are not realized, the Company is required to revalue the residual portion of the securitization which it retains, and record a charge to operations. Champion Receivables Corporation ("CRC") and Champion Receivables Corporation II ("CRC

II") (collectively referred to as "Securitization Subsidiaries"), are the Company's wholly-owned special purpose "bankruptcy remote entities". Their assets include residuals in finance receivables and investments held in trust, in the amounts of $25.8 million and $15.1 million, respectively, at September 30, 1997, which amounts would not be available to satisfy claims of creditors of the Company on a consolidated basis. See Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE  ON  EXTERNAL  FINANCING  AND  SECURITIZATION  PROGRAM

The Company has borrowed, and will continue to borrow, substantial amounts to fund its operations from financing companies and other lenders, some of which are affiliated with the Company. Currently, the Company receives financing pursuant to the Revolving Facility with GE Capital, which has a maximum commitment of $100.0 million. Under the Revolving Facility, the Company may borrow up to 65.0% of the principal balance of eligible Company Dealership contracts and up to 86.0% of the principal balance of eligible Third Party Dealer contracts. The Revolving Facility expires in December 1998. The Revolving Facility is secured by substantially all of the Company's assets. In addition, the Revolving Facility contains various covenants that limit, among other things, the Company's ability to engage in mergers and acquisitions, incur additional indebtedness, and pay dividends or make other distributions, and also requires the Company to meet certain financial tests. Although the Company believes it is currently in compliance with the terms and conditions of the Revolving Facility, there can be no assurance that the Company will be able to continue to satisfy such terms and conditions or that the Revolving Facility will be extended beyond its current expiration date. In addition, the Company has established a Securitization Program pursuant to which the Company is subject to numerous terms and conditions. Pursuant to the Securitization Program, the Company and SunAmerica entered into an agreement under which SunAmerica would purchase $175.0 million of certificates secured by contracts. As of June 30, 1997, the Company had securitized an aggregate of $210.0 million in contracts, and SunAmerica had purchased $170.4 million in Class A Certificates, thereby substantially utilizing the maximum commitment from SunAmerica. During the three month period ended September 30, 1997, the Company completed a securitization transaction with private investors. There can be no assurance that any further securitizations will be completed or that the Company will be able to secure additional financing, including the financing necessary to pay in full the FMAC Bank Group (defined below) note payable of approximately $55.1 million, or to fully implement the Cygnet Program, when and as needed in the future, or on terms acceptable to the Company. See Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

POOR  CREDITWORTHINESS  OF  BORROWERS;  HIGH  RISK  OF  CREDIT  LOSSES

Substantially all of the contracts that the Company services are with Sub-Prime Borrowers. Due to their poor credit histories and/or low incomes, Sub-Prime Borrowers are generally unable to obtain credit from traditional financial institutions, such as banks, savings and loans, credit unions, or captive finance companies owned by automobile manufacturers. The Company typically charges fixed interest rates ranging from approximately 21.0% to 29.9% on contracts originated at Company Dealerships, while rates range from approximately 17.6% to 29.9% on the Third Party Dealer contracts it purchases. In addition, the Company has established an Allowance for Credit Losses, which approximated 13.9% and 17.7% of contract principal balances as of December 31, 1996 and 1995, respectively, and 15.2% of contract principal balances as of September 30, 1997, to cover anticipated credit losses on the contracts currently in its portfolio. At December 31, 1996 and 1995, the principal balance of delinquent contracts as a percentage of total outstanding contract principal balances was 3.7% and 4.2%, respectively. The principal balance of delinquent contracts as a percentage of total outstanding contract principal balances at September 30, 1997 was 5.6%. The Company's net charge offs as a percentage of average principal outstanding for the years ended December 31, 1996 and 1995 were 16.7% and 21.7%, respectively. The Company's annualized net charge offs as a percentage of average principal outstanding for the nine months ended September 30, 1997 were 19.7%. The Company believes its current Allowance for Credit Losses is adequate to absorb anticipated credit losses. However, no assurance can be given that the Company has adequately provided for, or will adequately provide for, such credit risks or that credit losses in excess of its Allowance for Credit Losses will not occur in the future. A significant variation in the timing of or increase in credit losses on the Company's portfolio would have a material adverse effect on the Company. See
Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations - Allowance for Credit Losses."

RISKS  ASSOCIATED  WITH  GROWTH  STRATEGY  AND  NEW  PRODUCT  OFFERINGS

The Company's business strategy calls for aggressive growth in its sales and financing activities through the development and acquisition of new Company Dealerships and Branch Offices and the expansion of its existing operations to include additional financing and insurance services. The Company's ability to remain profitable as it pursues this business strategy will depend primarily upon its ability to: (i) expand its revenue generating operations while not proportionately increasing its administrative overhead; (ii) originate and purchase contracts with an acceptable level of credit risk; (iii) effectively collect payments due on the contracts in its portfolio; (iv) locate sufficient financing, with acceptable terms, to fund the expansion of used car sales and the origination and purchase of additional contracts; and (v) adapt to the increasingly competitive market in which it operates. Outside factors, such as the economic, regulatory, and judicial environments in which it operates, will also have an effect on the Company's business. The Company's inability to achieve or maintain any or all of these goals could have a material adverse effect on the Company.

The Company has initiated its Cygnet Dealer Program, pursuant to which the Company provides qualified Third Party Dealers with operating lines of credit secured by such dealers' retail installment contract portfolios and/or inventory. While the Company will require Third Party Dealers to meet certain minimum net worth and operating history criteria to be considered for inclusion in the Cygnet Dealer Program, the Company will, nevertheless, be extending credit to dealers who are not otherwise able to obtain debt financing from traditional lending institutions such as banks, credit unions, and major finance companies. Consequently, similar to other financing activities, the Company will be subject to a high risk of credit losses that could have a material adverse effect on the Company's financial condition and results of operations and on the Company's ability to meet its own financing obligations. Further, there can be no assurance that the Company will be able to obtain the financing necessary to fully implement the Cygnet Dealer Program or pay in full the Bank Group debt which matures in February 1998. In addition, there can be no assurance that the Company will be successful in its efforts to expand its insurance services.

NO  ASSURANCE  OF  SUCCESSFUL  ACQUISITIONS

The Company has recently completed three significant acquisitions (Seminole, EZ Plan, and Kars) and intends to consider additional acquisitions, alliances and transactions involving other companies that could complement the Company's existing business. There can be no assurance that suitable acquisition parties, joint venture candidates, or transaction counterparties can be identified, or that, if identified, any such transactions will be consummated on terms favorable to the Company, or at all. Furthermore, there can be no assurance that the Company will be able to integrate successfully such acquired businesses, including those recently acquired, into its existing operations, which could increase the Company's operating expenses in the short-term and materially and adversely affect the Company's results of operations. Moreover, these types of transactions by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. As of September 30, 1997, the Company had Goodwill totaling approximately $17.2 million, the components of which will be amortized over a period of 15 to 20 years. These transactions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, the entrance of the Company into markets in which it has had no or only limited experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company.

HIGHLY  COMPETITIVE  INDUSTRY

Although the used car sales industry has historically been highly fragmented, it has attracted significant attention from a number of large companies, including AutoNation, U.S.A. and Driver's Mart, which have entered the used car sales business or announced plans to develop large used car sales operations. Many franchised new car dealerships have also increased their focus on the used car market. The Company believes that these companies are attracted by the relatively high gross margins that can be achieved in this market and the industry's lack of consolidation. Many of these companies and franchised dealers have significantly greater financial, marketing, and other resources than the Company. Among other things, increased competition could result in increased wholesale costs for used cars, decreased retail sales prices, and lower margins.

Like the sale of used cars, the business of purchasing and servicing contracts originated from the sale of used cars to Sub-Prime Borrowers is highly fragmented and very competitive. In recent years, several consumer finance companies have completed public offerings in order to raise the capital necessary to fund expansion and support increased purchases of contracts. These companies have increased the competition for the purchase of contracts, in many cases purchasing contracts at prices that the Company believes are not commensurate with the associated risk. There are numerous financial services companies serving, or capable of serving, this market, including traditional financial institutions such as banks, savings and loans, credit unions, and captive finance companies owned by automobile manufacturers, and other non-traditional consumer finance companies, many of which have significantly greater financial and other resources than the Company. Increased competition may cause downward pressure on the interest rates the Company charges on contracts originated by its Company Dealerships or cause the Company to reduce or eliminate the nonrefundable acquisition discount on the contracts it purchases from Third Party Dealers, which could have a material adverse effect on the Company.

GENERAL  ECONOMIC  CONDITIONS

The Company's business is directly related to sales of used cars, which are affected by employment rates, prevailing interest rates, and other general economic conditions. While the Company believes that current economic conditions favor continued growth in the markets it serves and those in which it seeks to expand, a future economic slowdown or recession could lead to decreased sales of used cars and increased delinquencies, repossessions, and credit losses that could hinder the Company's business. Because of the Company's focus on the sub-prime segment of the automobile financing industry, its actual rate of delinquencies, repossessions, and credit losses could be higher under adverse conditions than those experienced in the used car sales and finance industry in general.

INDUSTRY  CONSIDERATIONS  AND  LEGAL  CONTINGENCIES

In recent periods, several major used car finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation, and other events. In addition, certain of these companies have filed for bankruptcy protection. These announcements have had a disruptive effect on the market for securities of sub-prime automobile finance companies, to result in a tightening of credit to the sub-prime markets, and could lead to enhanced regulatory oversight. Furthermore, companies in the used vehicle financing market have been named as a defendant in an increasing number of class action lawsuits brought by customers alleging violations of various federal and state consumer credit and similar laws and regulations. Although the Company is not currently a named defendant in any such lawsuits, no assurance can be given that such claims will not be asserted against the Company in the future or that the Company's operations will not be subject to enhanced regulatory oversight.

NEED  TO  ESTABLISH  AND  MAINTAIN  RELATIONSHIPS  WITH  THIRD  PARTY  DEALERS

The Company enters into nonexclusive agreements with Third Party Dealers, which may be terminated by either party at any time, pursuant to which the Company purchases contracts originated by such dealers that meet the Company's established terms and conditions. Pursuant to the Cygnet Program, the Company enters into financing agreements with qualified Third Party Dealers. The Company's Third Party Dealer financing activities depend in large part upon its ability to establish and maintain relationships with such dealers. While the Company believes that it has been successful in developing and maintaining relationships with Third Party Dealers in the markets that it currently serves, there can be no assurance that the Company will be successful in maintaining or increasing its existing Third Party Dealer base, that such dealers will continue to generate a volume of contracts comparable to the volume of contracts historically generated by such dealers, or that any such dealers will become involved in the Cygnet Program.

GEOGRAPHIC  CONCENTRATION

Company Dealership operations are currently located in Arizona, Georgia, California, Texas, Florida, Nevada, and New Mexico. In addition, a majority of the Company's Branch Offices are located in Arizona, Texas, Florida, and Indiana. Because of this concentration, the Company's business may be adversely affected in the event of a downturn in the general economic conditions existing in the Company's primary markets.

SENSITIVITY  TO  INTEREST  RATES

A substantial portion of the Company's financing income results from the difference between the rate of interest it pays on the funds it borrows and the rate of interest it earns on the contracts in its portfolio. While the contracts the Company owns bear interest at a fixed rate, the indebtedness that the Company incurs under its Revolving Facility bears interest at a floating rate. In the event the Company's interest expense increases, it would seek to compensate for such increases by raising the interest rates on its Company Dealership contracts, increasing the acquisition discount at which it purchases Third Party Dealer contracts, or raising the retail sales prices of its used cars. To the extent the Company were unable to do so, the Company's net interest margins would decrease, thereby adversely affecting the Company's profitability.

IMPACT  OF  USURY  LAWS

The Company typically charges fixed interest rates ranging from approximately 21.0% to 29.9% on the contracts originated at Company Dealerships, while rates range from approximately 17.6% to 29.9% on the Third Party Dealer contracts it purchases. Currently, a significant portion of the Company's used car sales activities are conducted in, and a significant portion of the contracts the Company services are originated in, Arizona, which does not impose limits on the interest rate that a lender may charge. However, the Company has expanded, and will continue to expand, its operations into states that impose usury limits, such as Florida and Texas. The Company attempts to mitigate these rate restrictions by raising the retail prices of its used cars or purchasing contracts originated in these states at a higher discount. The Company's inability to achieve higher sales prices or adequate discounts in states imposing usury limits would adversely affect the Company's planned expansion and its results of operations. There can be no assurance that the usury limitations to which the Company is or may become subject or that additional laws, rules, and regulations that may be adopted in the future will not adversely affect the Company's business.

DEPENDENCE  UPON  KEY  PERSONNEL

The Company's future success will depend upon the continued services of the Company's senior management as well as the Company's ability to attract additional members to its management team with experience in the used car sales and financing industry. The unexpected loss of the services of any of the Company's key management personnel, or its inability to attract new management when necessary, could have a material adverse effect upon the Company. The Company has entered into employment agreements (which include non-competition provisions) with certain of its officers. The Company does not currently maintain any key person life insurance on any of its executive officers.

CONTROL  BY  PRINCIPAL  STOCKHOLDER

Mr. Ernest C. Garcia, II, the Company's Chairman, Chief Executive Officer, and principal stockholder, holds approximately 25.1% of the outstanding Common Stock, including 136,000 shares held by The Garcia Family Foundation, Inc., an Arizona non-profit corporation. As a result, Mr. Garcia has a significant influence upon the activities of the Company, as well as on all matters requiring approval of the stockholders, including electing or removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy.

POTENTIAL  ANTI-TAKEOVER  EFFECT  OF  PREFERRED  STOCK

The Company's Certificate of Incorporation authorizes the Company to issue "blank check" Preferred Stock, the designation, number, voting powers, preferences, and rights of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors has the authority, without stockholder approval, to issue Preferred Stock with dividend, conversion, redemption, liquidation, sinking fund, voting, and other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The Preferred Stock could be utilized, under certain circumstances, to discourage, delay, or prevent a merger, tender offer, or change in control of the Company that a stockholder might consider to be in its best interests. Although the Company has no present intention of issuing any additional shares of its authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

REGULATION,  SUPERVISION,  AND  LICENSING

The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that the Company originates and/or purchases, require specified disclosures to customers, limit the Company's right to repossess and sell collateral, and prohibit the Company from discriminating against certain customers. The Company is also subject to federal and state franchising and insurance laws.

The Company believes that it is currently in substantial compliance with all applicable material federal, state, and local laws and regulations. There can be no assurance, however, that the Company will be able to remain in compliance with such laws, and such failure could result in fines or interruption or cessation of certain of the business activities of the Company and could have a material adverse effect on the operations of the Company. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company.

SHARES  ELIGIBLE  FOR  FUTURE  SALE

Approximately 5.0 million shares of Common Stock outstanding as of the date of this Quarterly Report are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, if one year has elapsed since the later of the date of acquisition of restricted shares from an issuer or an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. (A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock as described above for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.) Of the "restricted securities" outstanding, substantially all of these shares have been held for the one-year holding period required under Rule 144. In addition, approximately 3.4 million shares of common stock were recently registered for resale under the
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Securities  Act  of  1933,  as amended (the "Securities Act"). The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock.

POSSIBLE  VOLATILITY  OF  STOCK  PRICE

The market price of the common stock has been and may continue to be volatile in response to such factors as, among others, variations in the anticipated or actual results of operations of the Company or other companies in the used car sales and finance industry, changes in conditions affecting the economy generally, analyst reports, or general trends in the industry.

TRANSACTIONS  WITH  FIRST  MERCHANTS  ACCEPTANCE  CORPORATION

First Merchants Acceptance Corporation ("FMAC") filed for reorganization under Chapter 11 of the Federal Bankruptcy Code on July 11, 1997 ("Bankruptcy Case"). In connection with the Bankruptcy Case, the Company, which owns approximately 2 1/2% of FMAC's outstanding common stock with a cost basis of approximately $1.5 million, agreed to provide up to $10 million of "debtor in possession" financing to FMAC, of which approximately $3.8 million was outstanding at September 30, 1997. On August 20, 1997, the Company acquired approximately 78% of the senior secured debt ("Secured Debt") of FMAC from certain members of the senior bank group (Bank Group) that held such debt. The Senior Debt totaled approximately $97.8 million. The more significant terms of the purchase of the Senior Debt included, among other things, the (i) purchase by the Company of the debt at a 10% discount of the outstanding principal amount; (ii) short-term financing by the Bank Group to the Company for the purchase, with interest accruing at LIBOR plus 2% and an up-front payment by the Company to the Bank Group equal to 20% of the purchase price; and (iii) issuance of stock warrants to the Bank Group to purchase up to 389,800 shares of the Company's common stock at an exercise price of $20 per share over a thirty-month term and subject to a call feature by the Company.

Subsequent to September 30, 1997, the Company entered into a contract to acquire, subject to various conditions that have not yet been satisfied, the remaining approximately 22% of the Secured Debt from two (2) unrelated third parties (the "Sellers"). The more significant terms of the purchase include, among other things, (i) the Company's right to purchase by an exercise of a call right that expires on February 20, 1998 (the "Call Period"), and which is followed by a put right by the Sellers that expires on March 15, 1998 (the "Put Period"); (ii) a purchase price equal to ninety-five percent (95%) during the Call Period (and one hundred percent (100%) during the Put Period) of the outstanding principal balance of the purchased Secured Debt, plus interest on such purchase price from November 12, 1997 through the closing date of such purchase at approximately 8.0% per annum, less all payments received by the Sellers with respect to the purchased Secured Debt through the date of closing; and (iii) the issuance of stock warrants to the Sellers to purchase up to 110,200 shares of the Company's common stock at an exercise price of $20.00 per share over a 36 month term and subject to a call feature of the Company.

DATA  PROCESSING  AND  TECHNOLOGY  AND  YEAR  2000

The Company has dedicated significant resources to data processing and related technologies, which management expects will enhance the Company's ability to service loan portfolios, meet the Company's operational requirements, and eventually reduce costs. The Company believes that its continuing investment in data processing and technology will allow it to remain competitive in the industry. The success of any participant in the Sub-Prime industry, including
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the  Company,  depends  in  part  on  its  ability  to  continue  to adapt its technology, on a timely and cost-effective basis, to meet changing customer and industry standards and requirements. Related to the preceding, the Company recently converted to a new loan servicing and collection data processing system at its Gilbert, Arizona facility which services the Company's Arizona, Nevada, and New Mexico Company Dealership loan portfolios as well as the Third Party Dealer loan portfolio. The system became operational in the first quarter of 1997; however, although conditions have improved, the Company continues to confront various implementation and integration issues for the new loan servicing and collection data processing system, which management believes have resulted in increases in both contract delinquencies and charge offs. Delay or failure to fully resolve these issues could have a material adverse affect on the Company.

The Company also services its loan portfolios on loan servicing and collection data processing systems in Tampa/St. Petersburg, San Antonio, and Dallas which are different from the loan servicing and collection data processing system utilized at the Gilbert , Arizona facility. The Company expects to migrate and convert all of its loan servicing and collection data processing to a single loan servicing and collection data processing system which has yet to be identified. Failure to identify and successfully migrate and convert to a single loan servicing and data processing system could have a material adverse affect on the Company.

The Company has commenced a study of its computer systems in order to assess its exposure to year 2000 issues. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. The Company will evaluate appropriate courses of action, including replacement of certain systems whose associated costs would be recorded as assets and subsequently amortized. However, there can be no assurance that year 2000 costs and expenses will not have a material adverse impact on the Company.

The Company is dependent on its main processing facilities as well as long-distance and local telecommunications access in order to transmit and process information among its various facilities. The Company maintains a disaster response plan, but a natural disaster, calamity or other significant event that causes long-term damage to any of these facilities or that interrupts its telecommunications networks could have a material adverse effect on the Company. See Part 1, Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operations": "Allowance for Credit Losses - Net Charge Offs - Company Dealerships", "Net Charge Offs - Third Party Dealerships", and "Static Pool Analysis", "Contracts Originated at Company
Dealerships",  and  "Contracts  Purchased  From  Third  Party  Dealers."